Exhibit 10(u)
11/03/2025
John Greene
[address]

Dear John,
Congratulations! We are delighted to extend you an offer for the position of Corporate Vice President, Chief Financial Officer, located in Falls Church, Virginia reporting to Kathy Warden. Your tentative start date is January 7, 2026, and is contingent upon the successful completion of all pre-employment requirements and applicable terms and conditions. You will be notified when all contingencies have been cleared, and your start date has been confirmed. This is a Regular, Full-time position.
JOIN US ON A MISSION WITH A MEANING
At Northrop Grumman, we are pioneering thinkers, solving challenging problems. Our work makes a difference to our customers and to countless communities around the world. A career with Northrop Grumman will open doors to expand your expertise, feed your curiosity and fuel your passions – this is a place where you will be supported to be yourself and be your best.
COMPENSATION
Base Salary: Your annual rate will be $955,000.00, paid on a bi-weekly basis.
BENEFITS
Benefits: We offer a comprehensive Total Rewards package to help our employees thrive, both at work and in life. As an employee, you can take advantage of numerous benefits, resources and programs, including health, retirement savings, career development, work/life flexibility and total well-being. Visit the Total Rewards Gateway to learn more.
NEXT STEPS
1.To accept, please electronically sign and return the offer letter no later than November 5, 2026.
2.Upon acceptance, you’ll receive communications from an onboarding partner who will walk you through pre-employment activities.
3.View details regarding pre-employment activities, along with applicable terms and conditions associated with your offer in the following Addendum.
Northrop Grumman is a great place to work and is a company with a proud history and an exciting future. We look forward to working with you and sincerely hope that you accept the offer to join our team. Should you have any questions, please contact me at [email address].
Congratulations,
Melanie Heitkamp
This employment offer does not constitute an employment contract, implied or otherwise. Your employment is "at will," and either you or the Company can end the employment relationship at any time for any reason or for no reason at all.

ADDENDUM A: PRE-EMPLOYMENT REQUIREMENTS
Your employment with Northrop Grumman is contingent upon the successful completion of the following. Please do not give notice to your current employer until you receive notification from your onboarding representative that all prestart contingencies have been met:
Background Investigation: In the days following your acceptance of this offer, you will receive an email from Sterling
InfoSystems ([email[) and/or [email]) sent by Northrop Grumman's Pre-Employment Investigation partner. This email will direct you to their website where you will be required to complete authorization forms and provide personal information in order to begin the investigation. Please respond promptly upon receiving the email as failure to do so may delay your start date. Note, the pre-employment background investigation is separate from investigations related to positions requiring a government issued security clearance.
Drug Screen: In the days following your acceptance of this offer, you will receive additional information to initiate your drug screening process with Northrop Grumman's Investigation partner. Please respond promptly as failure to do so may delay your start date. Upon completion of initial pre-hire contingencies, a copy of the Company's drug testing policy will be provided for your review. If you have questions regarding any drugs you may be taking and their potential impact on the drug screening results, please consult your doctor or pharmacist.
New Hire Forms: Receipt and signature on all required Onboarding Forms, to include a signed Form C-100E (Agreement Regarding At-Will Employment, Arbitration of Disputes, Intellectual Property Rights and Procurement Integrity) is required. New hire forms will be provided to you as part of the on-boarding process.
I-9 Employment Eligibility Verification: You must meet the requirements of the Immigration Reform and Control Act, which requires Northrop Grumman to verify the identity of new or rehired employees and their legal right to work in the United States. You will be asked to provide original documents on your first day of employment that verify your identity and employment eligibility. A list of acceptable documents will be provided to you as part of the on-boarding process.
Proof of U.S. Person Status: For the purpose of Export Control Compliance you must provide proof of U.S. Person status. This requirement is separate from the documentation you are required to provide to verify your identity and employment eligibility verification. However, some of the same documents may be used for both purposes. Instructions as well as a list of acceptable documents will be provided to you as part of the onboarding process.
ADDENDUM B: OTHER TERMS AND CONDITIONS
Other Requirements:
Your employment is conditioned upon your timely obtaining and consistently maintaining Company-required U.S. security clearances and program accesses. You agree to support and facilitate the clearance and program access processes completely and timely.
In addition to the company’s regular benefits, you will be eligible for the special programs highlighted below:
Annual Incentive Plan (AIP): The AIP is an annual incentive compensation or “bonus” program in which you will be a participant. The actual award you may receive will be dependent upon the performance of the Company and your own personal performance against a set of predetermined objectives. Awards under this plan are made to eligible participants during the March timeframe for the previous year’s performance. Participation in the AIP program is subject to review and approval annually. For 2026, your target is set at 110% of base salary. Maximum payout is 200% of the target; there is no minimum. This payment is subject to normal payroll deductions.
Long-Term Incentive Grants: You will be eligible for annual grants of equity awards under the terms of the Company’s Long-Term Incentive Stock Plan (and any successor to such plan) (“LTISP”). These grants are subject to the LTISP and your decision to accept the Grant Agreements. These grants are typically made in February. Your annual grant for calendar year 2026 will be a minimum estimated value of $5,000,000. The exact number of shares will be determined on the February annual grant date and will be based upon the Company’s customary award grant valuation methodologies. This award will be granted in the forms and consistent with the Committee approval of ELT grants. Each grant award is subject to the performance and termination of employment rules set forth in its respective Grant Agreement.
In calendar years following 2026, you will be eligible for equity awards commensurate with your position at the time of grant.
As an elected officer, you will be required to own Company stock valued at three times annual salary as specified by the Company’s Stock Ownership and Holding Requirements. Additionally, officers are required to hold all NG shares until the ownership threshold has been met.
Sign-on Grant: The Company will provide you with a special grant of Restricted Stock Rights (Special 2026 RSRs) with an approximate value of $2,000,000. Fifty percent (50%) of the RSRs will vest on the first anniversary of the grant date and the remaining 50% will vest on the second anniversary of the grant date, provided that if employment is involuntarily terminated due to inability to timely obtain Company-required security clearances and program accesses, only the first 50% will vest at termination and the remaining 50% is forfeited. The exact number of shares will be determined at the February grant date and will be based upon the Company’s customary award grant valuation methodologies. These Special 2026 RSRs shall be subject to all the terms and conditions of the LTISP and the applicable Grant Agreement.
Executive Perquisites: As a vice president, you will receive executive perquisites. The perquisites currently include reimbursement of up to $18,500 annually for tax preparation/financial planning, personal liability insurance, and an executive physical examination program. You will receive ten holidays and accrue paid time off (PTO) at a rate of five weeks per calendar year. You will also be covered by the severance plan applicable to ELT officers.
Insurance Protection: The Company will provide company-paid basic life insurance coverage of three times base salary (up to a maximum of $2 million), basic AD&D coverage of six times base salary (up to a maximum of $1 million) and an individual long-term disability policy of up to 75% of base salary (up to a maximum of $25,000 monthly).
Retirement Benefits: You will participate in the Officers Retirement Account Contribution Plan (ORAC), which provides enhanced pension benefits in excess of those accrued under a qualified plan or other non-qualified supplemental pension plans. The ORAC currently provides a Company contribution of four percent of eligible compensation.
Relocation Benefits: You will be eligible for relocation benefits under the Northrop Grumman U.S. Domestic Relocation Plan for VP/Executive new hires, including temporary living for up to 12 months.
Compliance with Section 409A: It is intended that any amounts and benefits payable to you under this offer letter shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Internal Revenue Code (“Section 409A”). This offer letter shall be constructed and interpreted consistent with that intent.
Company’s Right to Change Policies and Plans: Nothing in this offer letter affects or limits the Company’s right to amend or terminate its compensation and benefit policies and plans, including, without limitation, the plans listed above or other plans for which you will be eligible.

John, the above is a summary of the key compensation and benefit provisions of this offer. Additional information about the AIP, your equity grants and retirement benefits will be provided via an executive onboarding meeting, which will be arranged after your start date.
Northrop Grumman is an Equal Opportunity/Affirmative Action Employer, making decisions without regard to race, color, religion, creed, sex, sexual orientation, gender identity, marital status, national origin, age, veteran status, disability, or any other protected class. For our complete EEO/AA and Pay Transparency statement, please visit http://www.northropgrumman.com/EEO. U.S. Citizenship is required for most positions.
Employer Information:
Northrop Grumman Systems Corporation
2980 Fairview Park Drive
Falls Church, VA 22042
(703) 280-2900